 Exhibit (a)(1)(i)
HILLTOP HOLDINGS INC.
Offer to Purchase for Cash
Up to $400,000,000 of its Common Stock
At a Purchase Price Not Less Than $28.00 Per Share and Not More Than $32.00 Per Share
CUSIP: 432748101
THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MAY 27, 2022, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED.
Hilltop Holdings Inc., a Maryland corporation (“Hilltop,” the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to $400,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share (the “shares”), at a price not less than $28.00 per share and not more than $32.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (that we have filed with the U.S. Securities and Exchange Commission (the “Commission”)) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on May 27, 2022 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated.
Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The single purchase price (the “Purchase Price”) will be selected by us and will be the lowest per share price (in multiples of $0.25), which will be not less than $28.00 per share and not more than $32.00 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $400,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $400,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the purchase price per share is $28.00, we would purchase 14,285,714 shares, and, if the purchase price per share is $32.00, we would purchase 12,500,000 shares, representing approximately 18.0% and 15.7%, respectively, of our outstanding shares as of April 28, 2022.
We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.
If shares having an aggregate purchase price of more than $400,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be paid through American Stock Transfer & Trust Company, LLC, the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.
THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.
Our shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “HTH.” On April 29, 2022, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NYSE was $25.49 per share. You are urged to obtain current market quotations for the shares. See Section 8.
OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.
Neither the Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Dealer Manager for the Tender Offer is:
Goldman Sachs & Co. LLC
The Information Agent for the Tender Offer is:
D.F. King & Co., Inc.
The date of this Offer to Purchase is May 2, 2022.

IMPORTANT
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer (the “Information Agent”), or to Goldman Sachs & Co. LLC, the dealer manager for the tender offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.
If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•
if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you hold certificates or book-entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.
THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.
OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES

YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
Who is offering to purchase my shares?
We (Hilltop Holdings Inc.) are offering to purchase your shares. See Section 1.
What will be the Purchase Price for the shares?
We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $400,000,000 of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided herein) of not less than $28.00 per share and not more than $32.00 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price promptly following the Expiration Date, on the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions). We will select the lowest Purchase Price (in multiples of $0.25), which will not be less than $28.00 per share and not more than $32.00 per share, that will allow us to purchase up to $400,000,000 of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $400,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, then we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.
If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $28.00 per share. You should understand that this election have the effect of lowering the Purchase Price and could result in your shares being purchased at $28.00 per Share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest.
Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.
What will be the form of payment of the Purchase Price?
If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. On the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions), promptly following the Expiration Date, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. See Section 5.
How many shares will the Company purchase?
We will purchase a number of shares having an aggregate purchase price of $400,000,000, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $400,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn at prices at or below the Purchase Price.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $28.00, we would purchase 14,285,714 shares, and, if the

Purchase Price per share is $32.00, we would purchase 12,500,000 shares, representing approximately 18.0% and 15.7%, respectively, of our outstanding shares as of April 28, 2022.
In addition, if shares having an aggregate purchase price of more than $400,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.
How will the Company pay for the shares?
The Company will fund the tender offer with cash on hand.
Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $404,400,000.
How long do I have to tender my shares?
You may tender your shares until the Expiration Date. The Expiration Date is at 12:00 midnight, New York City time, at the end of the day on May 27, 2022, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
Can the tender offer be extended, amended or terminated, and under what circumstances?
We can extend or amend the tender offer in our sole discretion, subject to applicable laws. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.
How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?
We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.
What is the purpose of the tender offer?
The purpose of the tender offer is for the Company to repurchase shares of its common stock. This structure allows the Company to purchase a fixed dollar amount of shares for one price per share.
Are there any conditions to the tender offer?
Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:
•
No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business,

condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;
•
No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•
No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after April 29, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, directly or indirectly involving the United States, shall have occurred on or after April 29, 2022, the last trading day prior to the commencement of the tender offer;

•
No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

•
No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on April 29, 2022;

•
No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•
Any necessary regulatory approvals or non-objections from the Federal Reserve or the Texas Department of Banking shall have been obtained and shall remain in full force and effect;

•
No tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since April 29, 2022, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since April 29, 2022;

•
No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

•
The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the NYSE or cause the shares to be subject to deregistration under the Exchange Act;

•
No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the Commission on or before April 29, 2022) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;

•
No person (including a group) that has publicly disclosed in a filing with the Commission on or before April 29, 2022 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and

•
No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7.

How do I tender my shares?
To tender your shares, prior to 12:00 midnight, New York City time, at the end of the day on May 27, 2022, or any later time and date to which the tender offer may be extended:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•
if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3; or

•
if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.
In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $28.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $28.00 PER SHARE). Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, there is no proper tender of shares.
If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $28.00 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your shares being purchased at the minimum price of $28.00 per share. See Section 8 for recent market prices for shares of our common stock.
How will the tender offer affect the number of our shares outstanding and the number of record holders?
As of April 28, 2022, we had 79,439,118 shares of common stock outstanding. At a Purchase Price equal to the tender offer’s minimum price of $28.00 per share, we would purchase 14,285,714 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 18.0% of our outstanding shares as of April 28, 2022. At a Purchase Price equal to the tender offer’s maximum price of $32.00 per share, we would purchase 12,500,000 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 15.7% of our outstanding shares as of April 28, 2022. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the minimum price, we will have 65,153,404 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of April 28, 2022). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 66,939,118 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of April 28, 2022). The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.
In addition, if shares having an aggregate purchase price of more than $400,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
Furthermore, if any of our stockholders:
•
who hold shares in their own name as holders of record; or

•
who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.
Following the tender offer, will the Company continue as a public company?
Yes. In addition, the tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NYSE and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.
If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.
Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Date?
Yes. You may withdraw any shares you have tendered at any time before the Expiration Date, which will occur at 12:00 midnight, New York City time, at the end of the day on May 27, 2022, unless we extend or terminate the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on June 28, 2022 (the 40th business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.
If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.
How do I withdraw shares I previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
In what order will the Company purchase the tendered shares?
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $400,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $400,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:
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first, from all stockholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date;

•
second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $400,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase any or all of the shares that you tender. It is also possible that none of the shares conditionally tendered will be purchased. See Section 1.
Has the Company or its Board of Directors adopted a position on the tender offer?
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you should tender your shares.
We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Will the Company’s directors and executive officers tender shares in the tender offer?
The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. As a result, the tender offer will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?
Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.
What is the accounting treatment of the tender offer?
The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.
When and how will the Company pay for the shares I tender?
Promptly after the Expiration Date, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.
What is a recent market price for the shares?
On April 29, 2022, the last trading day prior to the commencement by the Company of the tender offer, the closing price of the shares on the NYSE was $25.49 per share. You are urged to obtain current market quotations for the shares. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.
Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?
Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the eleventh business day after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.
What are the U.S. federal income tax consequences if I tender my shares?
The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.
If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 13. Thus, it would be prudent to expect that the Depositary or other applicable withholding agent generally will withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer, unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If such tax has been withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information.
We recommend that you consult your own tax advisor regarding the particular tax consequences of tendering shares for cash pursuant to the tender offer to you, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Sections 3 and 13.
Will I have to pay stock transfer tax if I tender my shares?
Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.
To whom can I talk if I have questions?
The Information Agent can help answer your questions. The Information Agent for the tender offer is D.F. King & Co., Inc. Please call (800) 549-6697 Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.
D.F. King & Co., Inc.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 549-6697
Email: hilltopholdings@dfking.com
In addition, the Dealer Manager can help answer your questions, and may be contacted as follows:
Goldman Sachs & Co. LLC
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attn: Equity Derivatives Group
Collect: (800) 323-5678
Toll-Free: (212) 902-1000

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this Offer to Purchase and the documents incorporated by reference that address results or developments that we expect or anticipate will or may occur in the future, and statements that are preceded by, followed by or include, words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view” or “would” or the negative of these words and phrases or similar words or phrases, including such things as this tender offer, our business strategy, our financial condition, our revenue, our liquidity and sources of funding, market trends, operations and business, taxes, the impact of natural disasters or public health emergencies, such as the current global outbreak of a novel strain of coronavirus (“COVID-19”), information technology expenses, capital levels, mortgage servicing rights (“MSR”) assets, stock repurchases, dividend payments, expectations concerning mortgage loan origination volume, servicer advances and interest rate compression, expected levels of refinancing as a percentage of total loan origination volume, projected losses on mortgage loans originated, total expenses, the effects of government regulation applicable to our operations, the appropriateness of, and changes in, our allowance for credit losses and provision for (reversal of) credit losses, expected future benchmark rates, anticipated investment yields, our expectations regarding accretion of discount on loans in future periods, the collectability of loans, cybersecurity incidents and the outcome of litigation are forward-looking statements.
These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If an event occurs, our business, business plan, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Certain factors that could cause actual results to differ include, among others:
•
our ability to complete the tender offer in the anticipated timing, or at all;

•
the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs;

•
effectiveness of our data security controls in the face of cyber attacks;

•
changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil;

•
changes in the interest rate environment;

•
the COVID-19 pandemic and the response of governmental authorities to the pandemic, which have had, and may continue to have, an adverse impact on the global economy and our business operations and performance;

•
transitions away from London Interbank Offered Rate;

•
risks associated with concentration in real estate related loans;

•
the effects of our indebtedness on our ability to manage our business successfully, including the restrictions imposed by the indentures governing our indebtedness;

•
changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•
cost and availability of capital;

•
changes in key management;

•
competition in our banking, broker-dealer and mortgage origination segments from other banks and financial institutions, as well as investment banking and financial advisory firms, mortgage bankers, asset-based non-bank lenders and government agencies;

•
legal and regulatory proceedings;

•
risks associated with merger and acquisition integration; and

•
our ability to use excess capital in an effective manner.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the Company’s 2021 Annual Report on Form 10-K and Part II, Item 1A. “Risk Factors” and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the Company’s Quarterly Reports on Form 10-Q for the period ending March 31, 2022, each of which has been filed with the Commission and is incorporated herein by reference.
We caution that the foregoing list of factors is not exhaustive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. All subsequent written and oral forward-looking statements concerning our business attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this Offer to Purchase, except to the extent required by federal securities laws.

INTRODUCTION
To the Holders of Our Common Stock:
Hilltop Holdings Inc., a Maryland corporation, hereby offers to purchase for cash up to $400,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $28.00 per share and not more than $32.00 per share, less any applicable withholding taxes and without interest.
The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on May 27, 2022 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 7 and Section 14. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Purchase Price will be selected by us and will be lowest purchase price (in multiples of $0.25), not less than $28.00 per share and not more than $32.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $400,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $400,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares with an aggregate purchase price of more than $400,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
If completed, the tender offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.
WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S BOARD OF DIRECTORS AND EXECUTIVE

OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $400,000,000, subject to applicable law. See Section 14.
The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $400,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $400,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:
•
first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

•
second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $400,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. It is also possible that none of the shares conditionally tendered will be purchased. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.
We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.
As of April 28, 2022, we had 79,439,118 shares of our common stock issued and outstanding. The shares are listed and traded on the NYSE. On April 29, 2022, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NYSE was $25.49 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER
1.
Number of Shares; Proration.

General.   Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $400,000,000 of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a Purchase Price determined by us of not less than $28.00 per share and not more than $32.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $400,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $400,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.
However, if we:
•
increase the maximum price to be paid above $32.00 per share or decrease the price to be paid below $28.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•
increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•
decrease the aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $28.00 per share and not more than $32.00 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $28.00 or as high as $32.00. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $28.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $28.00 per share. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, there is no proper tender of shares.
THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Date.
Priority of Purchases.   If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $400,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $400,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:
•
first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)
tender at or below the Purchase Price all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)
complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•
second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $400,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It also is possible that none of the shares conditionally tendered will be purchased.
Odd Lots.   The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.
Proration.   If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Date, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.
As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.
Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.   Our Board of Directors determined that it is in the best interests of the Company to deploy capital by repurchasing shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase). Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The Board of Directors considered the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of PlainsCapital Bank, and we believe such capital ratios will continue to support organic growth and other strategic options, including acquisitions. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.
The tender offer set forth in this Offer to Purchase will provide all stockholders with the opportunity to elect to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Certain Effects of the Tender Offer.   As of April 28, 2022, we had 79,439,118 shares of common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is equal to the tender offer’s minimum price per share of $28.00, we would purchase 14,285,714 shares and if the Purchase Price per share is equal to the tender offer’s maximum price per share of $32.00, we would purchase 12,500,000 shares, representing approximately 18.0% and 15.7%, respectively, of our outstanding shares as of April 28, 2022. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.
The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of the NYSE and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from the NYSE of the remaining shares. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. At this time, we do not intend for the purchase of shares pursuant to the tender offer to provide us with the ability to terminate our registration of under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE.
We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer.
We may, in the future, decide to purchase additional shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.
Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, including in the Company’s Definitive Proxy Statement on Schedule 14A, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•
any material change in our indebtedness or our capitalization;

•
any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

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any other material change in our corporate structure or business;

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any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•
the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;

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the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program or issuances or grants of, or purchases pursuant to, equity awards granted to directors, officers and employees (including employees of companies we may acquire); or

•
any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

3.
Procedures for Tendering Shares.

Proper Tender of Shares.   For shares to be tendered properly pursuant to the tender offer:
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the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the end of the day on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•
the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.
In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.25) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, there is no proper tender of shares.
If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $28.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $28.00 per share.
A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).
STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.
Odd lot holders who tender all their shares also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.
Book-Entry Delivery.   The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the end of the day on the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or any of the Dealer Manager or Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.   The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions.” If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Guaranteed Delivery.   If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:
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such tender is made by or through an Eligible Institution;

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a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day on the Expiration Date; and

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a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
U.S. Federal Backup Withholding.   To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS

Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
U.S. Federal Withholding for Non-U.S. Holders.   As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets the “complete termination,” the “substantially disproportionate” or the “not essentially equivalent to a dividend” test under Section 302 of the Code described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Tender Constitutes an Agreement.   The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.
Return of Unpurchased Shares.   If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
Lost, Stolen, Destroyed or Mutilated Certificates.   Stockholders whose certificate or certificates for part or all of their shares that have been lost, stolen, destroyed or mutilated may contact American Stock Transfer & Trust Company, LLC, as Transfer Agent for our shares, at (877) 248-6417. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.
CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
4.
Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on June 28, 2022, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:
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be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.
Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.
We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $400,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.
Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.
We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal.
ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.
6.
Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.
After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $400,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $400,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
We note that if shares having an aggregate purchase price of more than $400,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

7.
Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:
(1)   there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;
(2)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;
(3)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after April 29, 2022, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after April 29, 2022 which in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;
(4)   there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on April 29, 2022;
(5)   there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;
(6)   any necessary regulatory approvals or non-objections from the Federal Reserve or the Texas Department of Banking shall not have been obtained or shall not remain in full force and effect;

(7)   a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since April 29, 2022, other than in the ordinary course of business (in each case other than the tender offer);
(8)   the consummation of the tender offer and the purchase of shares will cause the shares to cease to be traded on or listed on the NYSE or otherwise cause the shares to be deregistered under the Exchange Act;
(9)   a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before April 29, 2022);
(10)   a person or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before April 29, 2022, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or
(11)   a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.
If any of the conditions referred to above is not satisfied, we may:
(1)   terminate the tender offer and return all tendered shares to the tendering stockholders;
(2)   extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the tender offer as so extended;
(3)   waive the condition and, subject to any requirement to extend the period of time during which the tender offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Date; or
(4)   delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.
Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Date. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Date shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.
8.
Price Range of Shares; Dividends.

The shares are listed and traded on the NYSE under the trading symbol “HTH.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE.

	Market Price
	High	Low	Dividends
2020
First Quarter	$24.24	$10.69	$0.09
Second Quarter	20.83	12.46	0.09
Third Quarter	21.66	16.09	0.09
Fourth Quarter	27.50	20.07	0.09
2021
First Quarter	$39.02	$26.24	$0.12
Second Quarter	38.70	31.34	0.12
Third Quarter	36.46	30.73	0.12
Fourth Quarter	38.17	32.28	0.12
2022
First Quarter	$38.06	$28.87	$0.15
Second Quarter (through April 29, 2022)	29.95	25.07	0.15*

*
Payable on May 27, 2022 to stockholders of record at the close of business on May 13, 2022.

On April 29, 2022, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NYSE was $25.49 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.
9.
Source and Amount of Funds.

Assuming the tender offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $404,400,000. The Company expects to fund the tender offer with cash on hand.
10.
Certain Information Concerning Us.

General.   Hilltop Holdings Inc. is a financial holding company registered under the Bank Holding Company Act of 1956. The Company’s primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank (the “Bank”). In addition, the Company provides an array of financial products and services through its broker-dealer and mortgage origination subsidiaries.
The Company, headquartered in Dallas, Texas, provides its products and services through two primary business units, PlainsCapital Corporation (“PlainsCapital”) and Hilltop Securities Holdings LLC (“Hilltop Securities”). PlainsCapital is a financial holding company that provides, through its subsidiaries, traditional banking, wealth and investment management and treasury management services primarily in Texas and residential mortgage lending throughout the United States. Hilltop Securities is a holding company that provides, through its subsidiaries, investment banking and other related financial services, including municipal advisory, sales, trading and underwriting of taxable and tax-exempt fixed income securities, clearing, securities lending, structured finance and retail brokerage services throughout the United States.
As a result of the spread of the COVID-19 pandemic and its additional variants, economic uncertainties have contributed to significant volatility in the global economy, as well as banking and other financial activity in the areas in which the Company operates. The effects of COVID-19 have had, and may continue to have, an adverse effect on the financial markets and overall economic conditions on an unprecedented scale. The Company’s business is dependent upon the willingness and ability of its employees and customers to conduct banking and other financial transactions. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19. COVID-19 presents uncertainty which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Our principal office is located at 6565 Hillcrest Avenue, Dallas, Texas 75205, and our telephone number at that location is (214) 855-2177. Our internet address is www.hilltop-holdings.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.
Additional Information About Us.   We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.
Incorporation by Reference.   The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase each of the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).
Commission Filings	Date Filed
Annual Report on Form 10-K	February 15, 2022
Quarterly Report on Form 10-Q	April 25, 2022
Current Reports on Form 8-K	April 21, 2022 (solely with respect to Item 8.01), April 5, 2022 and January 27, 2022 (solely with respect to Item 8.01)
Definitive Proxy Statement on Schedule 14A	May 2, 2022
These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.
You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You also can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.
11.
Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of April 28, 2022, we had 79,439,118 shares of common stock outstanding. Our directors and executive officers as a group beneficially owned an aggregate of 18,595,014 shares of our common stock, representing 23.4% of our outstanding shares as of April 28, 2022. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer; however, there can be no assurance that such intent will not change prior to the termination of the tender offer.
A list of our directors and executive officers as of April 28, 2022 is attached to this Offer to Purchase as Schedule I.
Beneficial Ownership of Directors and Executive Officers.
The following table sets forth information regarding the number of shares of our common stock beneficially owned as of April 28, 2022, by:
•
each of our directors and director nominees;

•
each of our named executive officers; and

•
all of directors and executive officers presently serving, as a group.

Assuming we purchase 14,285,714 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 28.5% of our outstanding shares. The percentages outstanding are based on 79,439,118 shares of common stock outstanding as of April 28, 2022. Except as otherwise set forth below, the address of each of the persons listed below is c/o Hilltop Holdings Inc., 6565 Hillcrest Avenue, Dallas, Texas 75205.
Name	Amount and Nature of Beneficial Ownership	Percent of Class(a)
Rhodes Bobbitt	126,059(b)	*
Tracy A. Bolt	40,367	*
J. Taylor Crandall	—	*
Charles R. Cummings	29,999	*
Hill A. Feinberg	681,012(c)	*
Gerald J. Ford	15,781,241(d)	19.9%
6565 Hillcrest Avenue, 6th Floor Dallas, Texas 75205
Jeremy B. Ford	994,106(e)	1.3%
William B. Furr	79,467(f)	*
J. Markham Green	114,763	*
William T. Hill Jr.	36,910(g)	*
Charlotte Jones	14,798	*
Lee Lewis	107,951(h)	*
Andrew J. Littlefair	17,695	*
W. Robert Nichols, III	16,000(i)	*
Thomas C. Nicholas	16,180(j)	*
Kenneth D. Russell	—	*
Jerry L. Schaffner	132,386(k)	*
A. Haag Sherman	25,539	*
Jonathan S. Sobel	2,680(l)	*
Robert C. Taylor, Jr.	40,263	*
Stephen Thompson	20,546(m)	*
Carl B. Webb	122,645	*
M. Bradley Winges	33,095(n)	*
All Directors and Executive Officers, as a group (26 persons)	18,595,014(o)	23.4%

*
Represents less than 1% of the outstanding shares of such class.

(a)
Based on 79,439,118 shares of common stock outstanding on April 28, 2022. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 28, 2022 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)
Includes 62,100 shares of common stock held in an IRA account for the benefit of Mr. Bobbitt.

(c)
Includes 25,776 shares of common stock held directly by Mr. Feinberg’s wife.

(d)
The shares of common stock beneficially owned by Mr. Gerald J. Ford include 76,546 shares that are owned by Turtle Creek Revocable Trust, a revocable trust for the benefit of the members of
Mr. Gerald J. Ford’s family, and indirectly by Mr. Gerald J. Ford as settlor of the trust. Mr. Gerald J. Ford disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest therein. Also includes 15,544,674 shares owned by Diamond A Financial, LP. Mr. Gerald J. Ford is the sole member of Diamond HTH Stock Company GP, LLC, which is the sole general partner of Diamond HTH Stock Company, LP, which is the sole general partner of Diamond A Financial, LP. Mr. Gerald J. Ford is the sole limited partner of Diamond HTH Stock Company, LP. Each of Mr. Gerald J. Ford, Diamond A Financial, LP, Diamond HTH Stock Company, LP and Diamond HTH Stock Company GP, LLC may be deemed to have shared voting and dispositive power of these shares. Excludes 90,000 restricted stock units, or “RSUs,” that will not vest within 60 days of April 28, 2022.

(e)
Jeremy B. Ford is a beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, LP (see footnote (d)). Excludes 411,685 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 28, 2022 and 15,544,674 shares of common stock held by Diamond A Financial, LP.

(f)
Excludes 92,073 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 28, 2022.

(g)
Includes 14,550 shares of common stock held in a SEP IRA account for the benefit of Mr. Hill.

(h)
Includes 55,169 shares of common stock held by Lee Lewis Construction. Mr. Lewis is the sole owner of Lee Lewis Construction and may be deemed to have voting and/or investment power with respect to the shares owned by Lee Lewis Construction.

(i)
Includes 16,000 shares of common stock held in an IRA account for the benefit of Mr. W. Robert Nichols, III.

(j)
Includes 2,000 shares of common stock held in an IRA account for the benefit of Mr. Thomas C. Nichols.

(k)
Includes 1,459 shares of common stock held in an IRA account for the benefit of Mr. Schaffner’s wife. Excludes 60,905 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 28, 2022.

(l)
Excludes 20,000 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 28, 2022.

(m)
Excludes 81,684 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 28, 2022.

(n)
Excludes 85,560 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 28, 2022.

(o)
Represents 26 persons. Excludes 943,121 shares of common stock deliverable upon the vesting of RSUs that will not vest within 60 days of April 28, 2022.

Stockholders Beneficially Owning More Than 5%.
The following table shows, as of April 28, 2022, the number of shares beneficially owned by the persons known to the Company to own beneficially more than 5% of the shares. It is based on information indicated in the footnotes to the table below.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
Gerald J. Ford(b) 6565 Hillcrest Avenue, 6th Floor Dallas, Texas 75205	15,781,241	19.9%
BlackRock, Inc.(c) 55 East 52nd Street New York, New York 10055	9,407,801	11.8%
The Vanguard Group(d) 100 Vanguard Boulevard Malvern, PA 19355	6,441,986	8.1%

(a)
Based on 79,439,118 shares of common stock outstanding on April 28, 2022. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 28, 2022 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)
The shares of common stock beneficially owned by Mr. Gerald J. Ford include 76,546 shares that are owned by Turtle Creek Revocable Trust, a revocable trust for the benefit of the members of Mr. Gerald J. Ford’s family, and indirectly by Mr. Gerald J. Ford as settlor and trustee of the trust. Mr. Gerald J. Ford disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest therein. Also includes 15,544,674 shares owned by Diamond A Financial, LP. Mr. Gerald J. Ford is the sole member of Diamond HTH Stock Company GP, LLC, which is the sole general partner of Diamond HTH Stock Company, LP, which is the sole general partner of Diamond A Financial, LP. Mr. Gerald J. Ford is the sole limited partner of Diamond HTH Stock Company, LP. Each of Mr. Gerald J. Ford, Diamond A Financial, LP, Diamond HTH Stock Company, LP and Diamond HTH Stock Company GP, LLC may be deemed to have shared voting and dispositive power of these shares. Excludes 90,000 restricted stock units that will not vest within 60 days of April 28, 2022.

(c)
Based on the Schedule 13G (Amendment No. 4) filed with the SEC by BlackRock, Inc. on January 28, 2022. According to the Schedule 13G (Amendment No. 4), BlackRock, Inc. has sole voting power over 9,274,851 shares of our common stock and sole dispositive power over 9,407,801 shares of our common stock. According to the Schedule 13G (Amendment No. 4), BlackRock, Inc. is a parent holding company or control person, and various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock. The Schedule 13G (Amendment No. 4) reports that Blackrock Fund Advisors, a wholly owned subsidiary of Blackrock, Inc., is the beneficial owner of 5% or greater of the outstanding shares of the security class reported on the Schedule 13G (Amendment No. 4).

(d)
Based on the Schedule 13G (Amendment No. 6) filed with the SEC by The Vanguard Group on February 10, 2022. According to the Schedule 13G (Amendment No. 6), The Vanguard Group has shared voting power over 55,958 shares of our common stock, sole dispositive power over 6,331,825 shares of our common stock and shared dispositive power over 110,161 shares of our common stock.

Transactions with Executive Officers, Directors and Other Related Persons.
General.   Transactions with related persons are governed by our General Code of Ethics and Business Conduct, which applies to all officers, directors and employees. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions. Related party transactions that would be required to be disclosed pursuant to federal securities laws must be reported to the Chief Executive Officer or General Counsel and are subject to approval by the Audit

Committee of the Board of Directors. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by our Board of Directors and must be promptly disclosed as required by applicable law or regulation. Absent a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.
The Company also has adopted the written Related Party Policy, which sets forth the Company’s policies and procedures for reviewing and approving transactions with related persons — namely, our directors, executive officers, their respective immediate family members and 5% stockholders. The transactions covered by the Related Party Policy include any financial transaction, arrangement or relationship in which the Company is a participant, the related person has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.
After becoming aware of any transaction which may be subject to the Related Party Policy, the related person is required to report all relevant facts with respect to the transaction to the Chief Executive Officer or General Counsel of Hilltop. Upon determination by the Company’s legal department that a transaction requires review under the Related Party Policy, the material facts of the transaction and the related person’s interest in the transaction are provided to the Audit Committee. The transaction is then reviewed by the disinterested members of the Audit Committee, who determine whether approval of the transaction shall be granted. In reviewing a transaction, the Audit Committee considers facts and circumstances that it deems relevant to its determination, such as: management’s assessment of the commercial reasonableness of the transaction; the materiality of the related person’s direct or indirect interest in the transaction; whether the transaction may involve an actual, or the appearance of, a conflict of interest; and, if the transaction involves a director, the impact of the transaction on the director’s independence.
Certain types of transactions are pre-approved in accordance with the terms of the Related Party Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Company, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act of 2002, Federal Reserve Board Regulation O and other applicable laws and regulations.
Hilltop Plaza Investment.   On July 31, 2018, HTH Diamond Hillcrest Land LLC, or Hillcrest Land LLC, purchased approximately 1.7 acres of land in the City of University Park, Texas for $38.5 million. Hillcrest Land LLC is owned equally between Hilltop Investments I, LLC, a wholly owned entity of Hilltop, and Diamond Ground, LLC, an affiliate of Mr. Gerald J. Ford. Each of Hilltop Investments I, LLC and Diamond Ground, LLC contributed $19.3 million to Hillcrest Land LLC to complete the purchase. Trusts for which Jeremy B. Ford and the wife of Corey G. Prestidge are a beneficiary own 10.2% and 10.1%, respectively, of Diamond Ground, LLC.
In connection with the purchase of the land, Hillcrest Land LLC entered into a 99-year ground lease of the land with three tenants-in-common: SPC Park Plaza Partners LLC, or Park Plaza LLC, an unaffiliated entity which received an undivided 50% leasehold interest; HTH Hillcrest Project LLC, or HTH Project LLC, a wholly owned subsidiary of Hilltop, which received an undivided 25% leasehold interest; and Diamond Hillcrest, LLC, or Diamond Hillcrest, an entity owned by Mr. Gerald J. Ford, which received an undivided 25% leasehold interest, or collectively, the Co-Owners. The ground lease is triple net. The base rent from the Co-Owners under the ground lease commences 18 months after the ground lease was signed at $1.8 million per year and increases 1.0% per year each January 1 thereafter.
Concurrent with the ground lease, the Co-Owners entered into an agreement to purchase the improvements constructed on the land, which is a mixed-use project containing a six-story building, or Hilltop Plaza. HTH Project LLC and Diamond Hillcrest each own an undivided 25% interest in Hilltop Plaza. Park Plaza LLC owns the remaining undivided 50% interest in Hilltop Plaza. Park Plaza LLC has agreed to serve as the Co-Owner property manager under the Co-Owners Agreement; however, certain actions require unanimous approval of all Co-Owners. Hilltop Plaza was funded through a $41.0 million construction loan from an unaffiliated third-party bank, as well as cash contributions of $5.3 million from each of HTH Project LLC and Diamond Hillcrest. The construction loan was refinanced by an unaffiliated third party bank at December 31, 2021 in amount equal to $48.0 million.

Hilltop and the Bank entered into leases for a significant portion of the total rentable corporate office space in Hilltop Plaza to serve as the headquarters for both companies. Affiliates of Mr. Gerald J. Ford also entered into leases for office space in the building. The two separate 129-month office and retail leases of Hilltop and the Bank, respectively, have combined total base rent of approximately $35 million with the first nine months of rent abated. Hilltop Plaza has served as headquarters for both Hilltop and the Bank since February 2020.
These transactions were reviewed by the Audit Committee and approved by the disinterested members of the Board of Directors of Hilltop.
Gerald J. Ford, Chairman of the Board of Directors of Hilltop, is the sole member of Diamond HTH Stock Company GP, LLC. Diamond HTH Stock Company GP LLC is the sole general partner of Diamond HTH Stock Company, LP and Mr. Gerald J. Ford is the sole limited partner of Diamond HTH Stock Company, LP. The sole general partner of Diamond A Financial, L.P. is Diamond HTH Stock Company, LP and Turtle Creek Revocable Trust is a 1% limited partner of Diamond A Financial, L.P. Diamond A Financial, L.P. owns 19.9% of the outstanding Hilltop common stock as of April 28, 2022. Jeremy B. Ford, a director and the President and Chief Executive Officer of Hilltop, is the beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P. The spouse of Corey G. Prestidge, Hilltop’s Executive Vice President, General Counsel and Secretary, is the beneficiary of a trust that also owns a 49% limited partnership interest in Diamond A Financial, L.P.
Jeremy B. Ford is the son of Gerald J. Ford. Mr. Prestidge is the son-in-law of Gerald J. Ford. Accordingly, Messrs. Jeremy B. Ford and Prestidge are brothers-in-law.
Cowboys Stadium Suite.   In 2007, the Bank contracted with Cowboys Stadium, L.P., a company affiliated with the employer of Ms. Jones and that is beneficially owned by Ms. Jones and certain of her immediate family members, for the 20-year lease of a suite at Cowboys Stadium beginning in 2009. Pursuant to the lease agreement, Hilltop has agreed to pay Cowboys Stadium, L.P. annual payments of $500,000, subject to possible annual escalations, not to exceed 3% per year, beginning with the tenth year of the lease. In 2019, that lease of suite was assigned to Hilltop by the Bank. Hilltop paid approximately $546,000 under this lease in 2021.
Leases at The Star.   In 2016, the Bank contracted with Frisco HQ Operations, L.P. and Bluestar Frisco Retail L.P., each of which is affiliated with the employer of Ms. Jones and beneficially owned by Ms. Jones and certain of her immediate family members, for the 10-year lease of office space and a Bank branch. Following an initial rent abatement period, the leases provide for annual base rent of an aggregate of approximately $383,000, which increases on a yearly basis thereafter to a maximum annual base rent of an aggregate of approximately $433,000.
Lee Lewis Construction.    During 2019, the Bank contracted with a company owned by Mr. Lewis, Lee Lewis Construction, to renovate a branch in Lubbock, Texas. The Bank awarded this contract to Lee Lewis Construction following a bid process. This project was completed in November 2019, and the Bank paid Lee Lewis Construction $925,617 for the renovation of this branch.
On August 10, 2020, Hilltop Securities contracted with Lee Lewis Construction to construct tenant improvements at its new headquarters in Dallas, Texas. Hilltop Securities awarded this contract to Lee Lewis Construction following a bid process. This project was completed in June 2021, and Hilltop Securities paid Lee Lewis Construction $14.5 million for the tenant improvements.
DTF Holdings, LLC.   Mr. Sobel, a director of Hilltop, is the managing member of DTF Holdings, LLC. DTF Holdings, LLC has provided investment management services to the Company and its subsidiaries since June 2009 pursuant to an Investment Management Services Agreement. In accordance with the Investment Management Services Agreement, DTF Holdings, LLC is paid an annual fee of $425,000 and reimbursed for its out-of-pocket expenses related to such services. The Investment Management Services Agreement was terminated on June 30, 2020 in connection with the sale of National Lloyds Corporation. Mr. Sobel became Chairman of Hilltop Securities in July 2019. Beginning in July 2020, Hilltop Securities pays Mr. Sobel annual fees of $425,000 for his services as Chairman of Hilltop Securities. DTF Holdings, LLC also provides investment management services to other entities related to Gerald J. Ford.

Employment of Certain Family Members.   We currently employ, or during 2021 employed, a single family member of our officers and/or directors in the following capacity: Corey G. Prestidge, the brother-in-law of Jeremy B. Ford, our President and Chief Executive Officer, and the son-in-law of Gerald J. Ford, the Chairman of our Board, serves as Hilltop’s Executive Vice President, General Counsel and Secretary. Pursuant to our employment arrangement with this individual, during 2021, Corey G. Prestidge received total compensation for his services as employee of $2,001,626.
Indebtedness.   The Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. In our management’s opinion, our prior or current lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.
Recent Securities Transactions.
Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as otherwise set forth in this Offer to Purchase and except for the following transactions:
•
Pursuant to the Company’s Employee Stock Purchase Plan, the following executive officers made purchases of common stock on April 1, 2022 at a price of $26.46: William B. Furr (147 shares), M. Bradley Winges (850 shares), Jeremy B. Ford (850 shares), Corey G. Prestidge (850 shares), Keith E. Bornemann (45 shares) and Darren E. Parmenter (548 shares).

•
RSUs were granted to M. Bradley Winges (8,892 RSUs) on April 1, 2022.

•
Pursuant to the Company’s 2020 Equity Incentive Plan, Gerald J. Ford was awarded 1,787 shares of common stock on March 31, 2022. Mr. Ford subsequently gifted these shares to the Turtle Creek Revocable Trust.

•
Pursuant to the Company’s 2020 Equity Incentive Plan, the following directors were awarded shares of common stock on March 31, 2022: Robert C. Taylor, Jr. (241 shares), Carl B. Webb (440 shares), Jonathan S. Sobel (220 shares), A. Haag Sherman (565 shares), Andrew J. Littlefair (220 shares), Charlotte Jones (241 shares), William T. Hill Jr. (261 shares) and Tracy Allan Bolt (1,089 shares).

Stock Repurchase Program.
In January 2022, our board of directors authorized a new stock repurchase program through January 2023, pursuant to which we are authorized to repurchase, in the aggregate, up to $100.0 million of our outstanding common stock, inclusive of repurchases to offset dilution related to grants of stock-based compensation.
During the three months ended March 31, 2022, there were no stock repurchases. The Company’s stock repurchase program, prior year repurchases and related accounting policy are discussed in detail in Note 1 and Note 24 to the consolidated financial statements included in the Company’s 2021 Form 10-K.
Beginning on the eleventh business day after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions, subject to applicable law. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

Arrangements with Directors and Executive Officers.
Equity Incentive Plans.   On September 20, 2012, our stockholders approved the 2012 Equity Incentive Plan, which provides for the grant of equity-based awards, including restricted shares of our common stock, RSUs, stock options, grants of shares, stock appreciation rights, or “SARs”, and other equity-based incentives, to our directors, officers and other employees and those of our subsidiaries selected by our Compensation Committee. At inception, 4,000,000 shares were authorized for issuance pursuant to the 2012 Equity Incentive Plan. On June 15, 2017, our stockholders reapproved the performance goals contained in the 2012 Equity Incentive Plan. All shares granted and outstanding pursuant to the 2012 Equity Incentive Plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. All other awards, including RSUs, are not entitled to dividends nor to vote. No participant in our 2012 Equity Incentive Plan may be granted performance-based equity awards in any fiscal year representing more than 500,000 shares of our common stock or stock options or SARs representing in excess of 750,000 shares of our common stock. The maximum number of shares underlying incentive stock options granted under the 2012 Equity Incentive Plan may not exceed 2,000,000.
On July 23, 2020, our stockholders approved the 2020 Equity Incentive Plan, and as a result, our ability to grant new awards pursuant to the 2012 Equity Incentive Plan was terminated. However, all awards that were previously granted and outstanding under the 2012 Equity Incentive Plan remained in full force and effect according to their respective terms.
The 2020 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, or SARs, restricted stock, RSUs, performance awards, dividend equivalent rights, and other equity-based awards, which may be granted singly or in combination, and may be paid in cash or shares of our common stock to our directors, officers, and other employees and those of our subsidiaries selected by our Compensation Committee. At inception, 3,650,000 shares were authorized for issuance pursuant to the 2020 Equity Incentive Plan. All shares granted and outstanding pursuant to the 2020 Equity Incentive Plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. Generally, holders of restricted stock will be entitled to vote and receive dividends on their restricted shares, but our Compensation Committee may determine, in its discretion, whether dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock. All other awards, including RSUs, are not entitled to dividends nor to vote; however, an award of RSUs may provide for rights with respect to dividends or dividend equivalents.
Stock options granted under the 2012 Equity Incentive Plan and the 2020 Equity Incentive Plan may be either “incentive stock options” within the meaning of Section 422 of the Code, or nonqualified stock options. All of the shares available for issuance as an award under the 2020 Equity Incentive Plan may be delivered pursuant to incentive stock options. Other than during the first calendar year in which a non-employee director has been elected to serve on the Board of Directors, no such director may be granted awards under the 2020 Equity Incentive Plan in any calendar year that, when taken together with all cash retainers and other fees paid to the director for services to Hilltop for the same calendar year, exceed $450,000 in the aggregate (with the value of any equity awards determined as of the date of grant); provided, however, the Chairman may be granted an award or awards each calendar year in an aggregate amount not to exceed 50,000 shares, which shall be in addition to the $450,000 annual limit on awards to non-employee directors described above. Five percent of the shares of our common stock that may be issued pursuant to awards under the 2020 Equity Incentive Plan may be granted with (or amended by the Compensation Committee to include) more favorable vesting conditions than those set forth in the 2020 Equity Incentive Plan.
The 2012 Equity Incentive Plan was, and the 2020 Equity Incentive Plan is, administered by our Compensation Committee, which has the discretion to, among other things, determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and performance goals and other terms and conditions of the awards. Such performance goals may be applied to our Company as a whole, any of our subsidiaries or affiliates, and/or any of our divisions or strategic business units, and may be used to evaluate performance relative to a market index or a group of other companies. Further, the Compensation Committee has the authority to adjust the performance goals in recognition of unusual or non-recurring events. The 2012 Equity Incentive Plan and the 2020 Equity Incentive Plan each provide that in no event will the Compensation Committee be authorized to re-price stock options, or to lower the base or exercise price of any SARs granted under such plan, without obtaining the approval of our stockholders.
Except as otherwise permitted by our Compensation Committee, awards granted under the 2012 Equity Incentive Plan and the 2020 Equity Incentive Plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant or, upon the participant’s death, by his or her estate. Director compensation paid in the form of our common stock, whether at our or the director’s election, is issued through the 2012 Equity Incentive Plan and the 2020 Equity Incentive Plan.
Annual Incentive Plan.   On September 20, 2012, our stockholders originally approved the Annual Incentive Plan. Our stockholders then reapproved the performance goals contained in the Annual Incentive Plan on June 15, 2017. The Annual Incentive Plan provides for a cash bonus to key employees who are selected by the Compensation Committee for participation in the plan. The Annual Incentive Plan is intended to permit the payment of “performance-based compensation” and is designed to reward executives whose performance during the fiscal year enabled us to achieve favorable business results and to assist us in attracting and retaining executives. A participant may receive a cash bonus under the Annual Incentive Plan based on the attainment, during each performance period, of performance objectives in support of our business strategy that are established by our Compensation Committee. These performance objectives may be based on one or more of the performance criteria outlined in the Annual Incentive Plan.
The performance objectives may be applied with respect to Hilltop or any one or more of our subsidiaries, divisions, business units or business segments and may be applied to performance relative to a market index or a group of other companies. The Compensation Committee may adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events.
Participation in the Annual Incentive Plan does not guarantee the payment of an award. All awards payable pursuant to the Annual Incentive Plan are discretionary and subject to approval by our Compensation Committee. After the performance period ends, the Compensation Committee determines the payment amount of individual awards based on the achievement of the performance objectives. No participant in the Annual Incentive Plan may receive an award that exceeds $10,000,000 per year. Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period is conditioned upon the participant’s active employment on the date that the final awards are paid. We may amend or terminate the Annual Incentive Plan at any time.
Employment Agreement with William B. Furr.   In connection with the appointment of Mr. Furr as Chief Financial Officer of the Company, the Company and Mr. Furr entered into an employment agreement effective as of September 1, 2016. The employment agreement remained in effect until the third anniversary of the effective date. In August 2019, the employment agreement was amended to extend its term until August 31, 2022. Pursuant to this amended agreement, Mr. Furr is entitled to a minimum annual base salary of $485,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee of the Board of Directors of the Company, or whomever is delegated such authority by the Board of Directors, and (2) any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board of Directors. Mr. Furr also is entitled to reimbursement of employment-related expenses and to participate in the employee benefit programs generally available to employees of the Company. The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions. Mr. Furr’s non-competition and non-solicitation obligations continue for 24 months following the earlier of (i) his termination and (ii) the termination of his employment agreement. In consideration for the addition of the 24-month customer non-solicitation provision and the increased time period of the employee non-solicitation provision from twelve to 24 months, as well as other additional provisions, the employment agreement provided that Mr. Furr was entitled to receive a grant of RSUs having an aggregate fair market value of $325,000 on the date of grant.
If Mr. Furr’s employment agreement is terminated (1) by Mr. Furr, (2) by the Company for “cause” (as such term is defined in the employment agreement), or (3) in the event of Mr. Furr’s death or disability, Mr. Furr (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to him at such time under the employment agreement or under any compensation or benefit plans, and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination. With respect to a termination resulting from Mr. Furr’s death or disability, the unvested portion of the equity grants granted to him upon commencement of his employment also will vest, subject to certain conditions.
If Mr. Furr’s employment is terminated by the Company without “cause” (other than pursuant to a “change in control” (as such term is defined in the employment agreement)), Mr. Furr will be entitled to receive the amounts in the foregoing paragraph and, subject to his execution and delivery to the Company of a release, a lump-sum cash payment equal to the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination.
If Mr. Furr’s employment is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control,” Mr. Furr will be entitled to receive the same amount upon a termination for “cause” and a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination, provided that Mr. Furr executes and delivers a release to the Company. Any unvested portion of the equity grants also will vest. Notwithstanding, any amounts payable to Mr. Furr upon a change in control shall not constitute a “parachute payment” and shall be reduced accordingly.
Employment Agreement with Jerry L. Schaffner.   On November 30, 2012, in connection with the Company’s acquisition of PlainsCapital, the Company entered into a retention agreement with Mr. Schaffner. The retention agreement provides for an initial term of two years, with automatic one-year renewals at the end of the first year of the agreement and each anniversary thereof unless notice has been given otherwise. Pursuant to the agreement, Mr. Schaffner’s minimum annual base salary is $525,000. He is also entitled to an annual bonus that varies based upon the performance of PlainsCapital. If PlainsCapital’s annual net income is greater than $15,000,000, Mr. Schaffner is entitled to a bonus equal to the average of his annual bonus in the prior three calendar years. Additionally, in accordance with the agreement, Mr. Schaffner is entitled to participate in all of the Company’s employee benefit plans and programs. Further, the agreement provides that the Company will provide Mr. Schaffner with the use of corporate aircraft and an automobile allowance, each at the same level that such benefits were available to Mr. Schaffner immediately prior to our acquisition of PlainsCapital. He continues to have bank-owned life insurance and access to the country club that was available to him through PlainsCapital’s membership prior to the Company’s acquisition of PlainsCapital.
With respect to Mr. Schaffner, if his employment contract is terminated by the Company for cause, by Mr. Schaffner or due to his death or disability (as such terms are defined below), he or his estate, as applicable, is entitled to:
•
his annual base salary through the date of termination, to the extent not already paid and not deferred;

•
any annual bonus earned for a prior award period, to the extent not already paid and not deferred;

•
any business expenses he incurred that are not yet reimbursed as of the date of termination; and

•
any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to him, required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement, to the extent not already paid and not deferred, through the date of termination.

In addition, Mr. Schaffner or his estate, as applicable, is entitled to a lump-sum cash payment equal to $2,448,000, which represents the amount Mr. Schaffner would have been entitled to receive under his prior employment agreement with PlainsCapital if his employment was terminated, plus interest from November 30, 2012. Such amounts described in the preceding paragraph are referred to as the “Accrued Amounts.”
If Mr. Schaffner’s employment is terminated by us other than for cause (as such term is defined below) or his death or disability, he is entitled to the Accrued Amounts, including the lump-sum cash payment equal to $2,448,000 and interest thereon from November 30, 2012, as well as payments generally equal to the sum of the average of Mr. Schaffner’s prior annual bonuses over the preceding three years plus his annual base salary. Mr. Schaffner will retain the right to be grossed-up for any excise tax relating to “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code), which is set forth in his prior employment agreement, provided that the gross-up will only relate to any excise taxes arising in connection with our acquisition of PlainsCapital. These severance amounts are payable subject to Mr. Schaffner’s execution of a release of claims.
Employment Agreement with Steve Thompson.   In connection with the promotion of Mr. Thompson as President and Chief Executive Officer of PrimeLending, on October 25, 2019, the Company and Mr. Thompson entered into an employment agreement that became effective as of January 1, 2020, which will remain in effect until December 31, 2022. Pursuant to the employment agreement, Mr. Thompson is entitled to a minimum annual base salary of $725,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee of the Board of Directors of the Company, or whomever is delegated such authority by the Board, and (2) any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board. Mr. Thompson also is entitled to reimbursement of employment-related expenses and to participate in the employee benefit programs generally available to employees of the Company. The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions. Mr. Thompson’s non-competition obligations continue for 12 months following his termination, and Mr. Thompson’s non-solicitation obligations continue for 12 months following the earlier of (i) his termination and (ii) the termination of his employment agreement. Additionally, pursuant to his employment agreement, Mr. Thompson received a sign-on grant of RSUs having an aggregate fair market value of $125,000 on the date of grant. With respect to calendar year 2020, the employment agreement provided that the value of his long-term incentive award granted in 2020 was at least $300,000.
If Mr. Thompson’s employment agreement is terminated (1) by Mr. Thompson, (2) by the Company for “cause” (as such term is defined in the employment agreement), or (3) in the event of Mr. Thompson’s death or disability, Mr. Thompson (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to him at such time under the employment agreement or under any compensation or benefit plans, and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination.
If Mr. Thompson’s employment is terminated by the Company without “cause” (other than pursuant to a “change in control” (as such term is defined in the employment agreement)), Mr. Thompson will be entitled to receive the amounts in the foregoing paragraph and, subject to his execution and delivery to the Company of a release, a lump-sum cash payment equal to the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination.
If Mr. Thompson’s employment is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control,” Mr. Thompson will be entitled to receive the same amount upon a termination for “cause” and a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination, provided that Mr. Thompson executes and delivers a release to the Company. Any unvested portion of the equity grants, including the sign-on grant, also will vest. Notwithstanding, any amounts payable to Mr. Thompson upon a change in control shall not constitute a “parachute payment” and shall be reduced accordingly.
Employment Agreement with M. Bradley Winges.   The Company entered into an employment agreement with Mr. Winges effective upon commencement of his employment with us on February 20, 2019. The employment agreement remained in effect until February 20, 2022. In March 2022, the employment agreement was amended to extend its term until February 20, 2025. Pursuant to this amended agreement, Mr. Winges is entitled to an annual base salary of $500,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee of the Board of Directors of the

Company, or whomever is delegated such authority by the Board, and (2) any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board.
The agreement also includes, among other things, customary non-interference and non-disparagement provisions. Mr. Winges’ non-interference obligations continue for 18 months following the earlier of (i) his termination and (ii) the termination of his employment agreement. In consideration for the addition of the non-interference and non-disparagement provisions, as well as other additional provisions, the employment agreement provided that Mr. Winges was entitled to receive a grant of 8,892 RSUs. Mr. Winges received a sign-on cash bonus of $1,500,000 on the effective date of his employment. This sign-on bonus was paid to offset bonus compensation forfeited at his prior employer. As discussed in more detail below, this sign-on bonus also would have offset any amounts payable if Mr. Winges had been terminated in the first year of his employment. Mr. Winges’s employment agreement also provided for the reimbursement of up to $400,000 of out-of-pocket costs related to Mr. Winges’s relocation to Dallas, Texas and a gross-up of any such expenses not deductible by him. We believed this amount to be reasonable given our requirement that he move to the Dallas, Texas metroplex on an expedited basis. With respect to calendar year 2019, the employment agreement provided that Mr. Winges was entitled to a minimum annual cash incentive bonus of $1,000,000 and the value of his long-term incentive award to be granted in 2020 was at least $500,000.
Mr. Winges’s employment agreement also provided for a grant of 83,000 Time-Based Restricted Stock Units (“TRSUs”) to offset compensation forfeited from Mr. Winges’s prior employer. The employment agreement provided that if Mr. Winges had been terminated without “cause” or due to death or disability within one year of the effective date, he would have received a payment of $2,000,000 less any salary and incentives received during his employment, and this payment would be in lieu of any shares vesting from the grant of TRSUs. Following the first anniversary of his employment, if he is terminated without cause he will receive a lump-sum cash payment equal to one times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to him in respect of the calendar year immediately preceding the year of the termination. Any unvested portion of the 83,000 TRSUs also will vest in full if such termination, or a termination as a result of death or disability, occurs on or after the first anniversary of the effective date of his employment.
If Mr. Winges’s amended employment agreement is terminated (1) by Mr. Winges, (2) by the Company for “cause” (as such term is defined in the employment agreement), or (3) in the event of Mr. Winges’s death or disability, Mr. Winges (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to him at such time under the amended employment agreement, or under any compensation or benefit plans, and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination.
If Mr. Winges’s amended employment is terminated by the Company without “cause” (other than pursuant to a “change in control” (as such term is defined in his employment agreement)), Mr. Winges will be entitled to receive the amounts set forth in the foregoing paragraph and, subject to his execution and delivery to the Company of a release, a lump-sum cash payment equal to the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination.
If Mr. Winges’s employment is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control,” Mr. Winges will be entitled to receive the amounts set forth in the first paragraph of this section and, a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the incentive bonus paid to him in respect of the calendar year immediately preceding the year of the termination, provided that Mr. Winges executes and delivers a release to the Company. Any unvested RSU awards also will vest if Mr. Winges is terminated without “cause” within the twelve months immediately following, or the six months immediately preceding, a “change in control.” Notwithstanding, any amounts payable to Mr. Winges upon a “change in control” shall not constitute a “parachute payment” and will be reduced accordingly.
Director Compensation Program.   Members of our Board of Directors who also are full-time employees do not receive any compensation for their service on the Board of Directors or any committee of the Board of Directors. During 2021, the Chairman of the Board of Directors and all other directors received the following compensation for their service on the Board of Directors:
Name and Address of Beneficial Owner	Annual Fee for Chairperson	Annual Fee for Other Members
Board of Directors	$210,000	$48,000
Audit Committee	$70,000	$8,000
Nominating and Corporate Governance Committee	$15,000	$5,000
Compensation Committee	$15,000	$5,000
Investment Committee	$30,000	$5,000
Risk Committee	$50,000	$8,000
Merger and Acquisition Committee	$15,000	$5,000
Executive Committee(a)	—	$5,000

(a)
Jeremy B. Ford, President and Chief Executive Officer of the Company, is chairman of the Executive Committee. Because he is a full-time employee of the Company, no fee is or was paid to the chairman of the Executive Committee.

Members of our Board of Directors may elect to receive their aggregate Board of Directors and board committee compensation:
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entirely in the form of cash;

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entirely in the form of common stock; or

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one-half in cash and one-half in common stock.

Any elections, or changes in elections, by directors regarding the form of compensation to be received may only occur during a “trading window” and only become effective at the “trading window” immediately following such election or change in election. Cash and shares of common stock are paid and issued, respectively, on a calendar quarterly basis, with no vesting requirements. Customarily, these payments and issuances occur by the fifth day of the month following the applicable calendar quarter-end. The value of the common stock awarded is based upon the average closing price per share of our common stock for the last ten consecutive trading days of the applicable calendar quarter. In lieu of fractional shares of common stock that would otherwise be issuable to a director, we pay cash to the director based upon the value of those fractional shares at the value of the shares awarded to the director. If a director does not serve for the entire calendar quarter, that director is compensated based upon the time of service during the applicable calendar quarter.
Under our stock ownership policy, directors are expected to own shares with a value greater than five times their annual retainer for serving on the Board of Directors of the Company, unless they are subject to certain restrictions on receiving director fees or on receiving fees in the form of stock.
Each member of our Board of Directors is reimbursed for out-of-pocket expenses associated with his or her service on, and attendance at, Board of Directors or board committee meetings. Other than as described above, members of our Board of Directors receive no additional compensation for their service on the Board of Directors or board committees.
Compensation of Our Non-Executive Chairman of the Board.   Gerald J. Ford, Chairman of the Board of Directors, provides us with significant value given his experience in the financial services industry, including mergers and acquisitions, capital and liquidity management and other operating matters, such as key personnel hires. On a daily basis, our Chairman and Chief Executive Officer discuss matters relating to the Company. Weekly, our Chairman also meets with the executive management of the Company to discuss matters related to the Company. In addition, our Chairman is instrumental in the sourcing, negotiation and completion of acquisitions and dispositions. Accordingly, our Chairman, in addition to his strategic input, spends considerable time and efforts in guiding our business and executive management in creating value for shareholders.

In addition to the fees paid to our Chairman of the Board of Directors, we also grant the Chairman of the Board of Directors an RSU award representing 30,000 shares each year. This RSU award cliff vests on the third anniversary of the date of grant. The RSU award agreement also provides for pro rata vesting upon termination without cause, death or disability. Commencing in 2019, all equity award agreements, including the RSU awards granted to the Chairman of the Board of Directors, contain “double trigger” provisions, which require termination without cause within the six months preceding or the twelve months following a change in control in order for the equity awards to vest in connection with a change in control.
The Compensation Committee evaluates the compensation of directors annually, including grants of RSUs to the Chairman of the Board of Directors. Given the experience and involvement of the Chairman of the Board of Directors, the Compensation Committee believes that the compensation paid to the Chairman of the Board of Directors is considerably less than the cost that we would incur to employ or retain someone else of his caliber to provide guidance and advice to us as frequently as he does.
The foregoing descriptions of agreements and arrangements with directors and executive officers are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which (other than the director compensation program) have been filed with the Commission.
Company Policies Regarding Common Stock.
Stock Ownership Requirements.   In February 2014, the Compensation Committee recommended, and the Board of Directors adopted, a stock ownership policy applicable to our executive officers and directors. Within five years of the later of appointment or the date the policy was adopted, executive officers are required to achieve and maintain ownership of a defined market value of Company common stock equal to a minimum number of equity or equity-based securities as follows:
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Six times annual base salary for the Chief Executive Officer; and

•
Three times annual base salary for the other executive officers.

Under this policy, directors are expected to own shares with a value greater than five times their annual retainer for serving on the Board of Directors of the Company, unless they are subject to certain restrictions on receiving director fees, or fees in the form of stock. Our director compensation program permits directors to elect to receive their director compensation in cash, Company common stock or a combination of cash and Company common stock.
In calculating equity ownership for purposes of the stock ownership guidelines, we include all shares beneficially owned by an individual, such as shares owned by an individual in the Company’s benefit plans (e.g., 401(k) and Employee Stock Purchase Plan), shares of restricted stock and shares with respect to which an individual has voting or investment power. Unexercised stock options and unearned performance shares are excluded when determining ownership for these purposes.
Executive officers are expected to hold 50% of any net shares received through compensatory equity-based grants until the ownership guidelines are achieved. Once such officer achieves the ownership requirement, he or she is no longer restricted by this holding requirement, provided his or her total stock ownership level does not fall below the ownership guidelines.
In addition, all awards of RSUs granted since February 2014 to named executive officers, or NEOs, are, subject to certain exceptions, required to be held for one year after vesting.
As of April 28, 2022, all NEOs are on track to meet the ownership guidelines.
Clawback Policy.   Our compensation program also includes a clawback from any annual cash or long-term incentive award for improper risk taking and significant compliance issues. Annual Incentive Plan, 2012 Equity Incentive Plan and 2020 Equity Incentive Plan awards are subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to Hilltop or its subsidiaries or (ii) set forth in any policies adopted or maintained by Hilltop or any of its subsidiaries.
Trading Controls and Hedging, Short Sale and Pledging Policies.   Executive officers, including the NEOs, are required to receive the permission of the General Counsel prior to entering into any transactions in our securities, including gifts, grants and those involving derivatives. Generally, trading is permitted only during announced trading periods. Employees who are subject to trading restrictions, including the NEOs, may enter into a trading plan under Rule 10b5-1 under the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the General Counsel. We require trading plans to include a waiting period and the trading plans may not be amended during their term. The NEO bears full responsibility if he or she violates our policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.
Executive officers are prohibited from entering into hedging, short sale and derivative transactions and are subject to restrictions on pledging our securities. All employees are prohibited from hedging or pledging unvested RSUs.
Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.
12.
Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer, other than any necessary regulatory approvals or non-objections from the Federal Reserve or the Texas Department of Banking. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.
13.
Material U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. The tender offer will have no U.S. federal income tax consequences to beneficial owners that do not tender any shares in the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion.
This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) 5% or more of the Company’s common stock, and persons required to accelerate the recognition of any item of income as a result of such item being recognized on an applicable financial statement). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code, the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or the alternative minimum tax.
Beneficial owners should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.
As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.
Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.
The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders also should be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.
The sale of shares pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors concerning the mechanics and desirability of such a waiver.

The sale of shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.
The sale of shares pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.
If any of these three Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.
If none of the tests set forth in Section 302(b) of the Code is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.
We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, we may accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.
Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.
If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.
If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).
Because the satisfaction of the Section 302 tests described above is dependent on matters of fact, the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced withholding is required. See Section 3 for additional information. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Information Reporting and Backup Withholding.
Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder delivers to the applicable withholding agent a properly completed and executed Form W-9 or otherwise establishes an exemption. Certain persons (including corporations) are not subject to these backup withholding rules. Backup withholding and information reporting generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. See Section 3 for additional information.
The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner should consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling shares in the tender offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any state, local and foreign tax laws.
14.
Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the

Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.
Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.
If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $32.00 or decrease the price to be paid per share below $28.00 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.
15.
Fees and Expenses; Information Agent; Dealer Manager; Depositary.

We have retained Goldman Sachs & Co. LLC to act as Dealer Manager, D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the tender offer. The Dealer Manager and Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager or Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.
The Dealer Manager and its respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.
The Dealer Manager and its respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its respective affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its respective affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.
16.
Miscellaneous.

In making the tender offer, we are not aware of any U.S. State where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. State statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares in that U.S. State. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. State where the securities or Blue Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. State. Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.
Hilltop Holdings Inc.
May 2, 2022

SCHEDULE I
DIRECTORS AND OFFICERS OF HILLTOP HOLDINGS INC.
The following table sets forth the names and positions of the directors and executive officers of Hilltop Holdings Inc. The address of each of our directors and executive officers is care of Hilltop Holdings Inc., 6565 Hillcrest Avenue, Dallas, Texas 75205 (telephone number: (214) 855-2177).
Name	Position(s)
Officers
Keith E. Bornemann	Executive Vice President, Chief Accounting Officer
Jeremy B. Ford	President and Chief Executive Officer
William B. Furr	Executive Vice President, Chief Financial Officer
Darren E. Parmenter	Executive Vice President, Chief Administrative Officer
Corey G. Prestidge	Executive Vice President, General Counsel and Secretary
Jerry L. Schaffner	President and Chief Executive Officer of PlainsCapital Bank
Stephen Thompson	President and Chief Executive Officer of PrimeLending
M. Bradley Winges	President and Chief Executive Officer of Hilltop Securities
Directors
Rhodes Bobbitt	Director
Tracy A. Bolt	Director
J. Taylor Crandall	Director
Charles R. Cummings	Director
Hill A. Feinberg	Director
Gerald J. Ford	Chairman
Jeremy B. Ford	Director
J. Markham Green	Director
William T. Hill, Jr.	Director
Charlotte Jones	Director
Lee Lewis	Director
Andrew J. Littlefair	Director
Tom C. Nichols	Director
W. Robert Nichols, III	Director
Kenneth D. Russell	Director
A. Haag Sherman	Director
Jonathan S. Sobel	Director
Robert C. Taylor	Director
Carl B. Webb	Director

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.
The Depositary for the Tender Offer is:
American Stock Transfer & Trust Company, LLC

If delivering by mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219
Phone: Toll-free (877) 248-6417
(718) 921-8317

If delivering by hand, express mail, courier
or any other expedited service:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.
The Dealer Manager for the Tender Offer is:
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attn: Equity Derivatives Group
Collect: (800) 323-5678
Toll-Free: (212) 902-1000
The Information Agent for the Tender Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 549-6697
Email: hilltopholdings@dfking.com